Exhibit 99.1

Pinterest Appoints Bill Ready as CEO; Co-Founder and CEO Ben Silbermann Transitions to Executive Chairman

SAN FRANCISCO—June 28, 2022—Pinterest, Inc. (NYSE: PINS) today announced that co-founder, Chief Executive Officer and President, Ben Silbermann will transition to the newly created role of Executive Chairman, and online commerce expert Bill Ready will become Chief Executive Officer and a member of the Board of Directors, effective June 29, 2022.

Ready is joining Pinterest from Google, where he served as President of Commerce, Payments & Next Billion Users and oversaw Google’s vision, strategy and the delivery of its commerce products. Prior to Google, Ready served in various senior leadership roles at PayPal, including Executive Vice President and Chief Operating Officer.

With over 400 million monthly active users, Pinterest has built a healthy advertising business that generated strong cash flow and doubled revenue during the pandemic. In addition, Pinterest has been laser-focused on putting Pinners first, continuously improving its roadmap, investing in creators, shopping and scaling internationally.

“Building Pinterest with such a wildly talented, kind and creative team has been the gift of a lifetime,” said Silbermann. “Today, Pinterest inspires hundreds of millions of people with ideas for every aspect of their lives. We’ve built a growing global business that puts the well-being of our users at the core of everything we do. And we’re just getting started.”

Silbermann continued, “In our next chapter, we are focused on helping Pinners buy, try and act on all the great ideas they see. Bill is a great leader for this transition. He is a builder who deeply understands commerce and payments. And he shares our passion for creating a positive corner of the Internet. I’m confident he’s going to be an outstanding CEO.”

“On behalf of the Board, I am thrilled to welcome Bill to the Pinterest team,” said Andrea Wishom, Pinterest Board Lead Independent Director. “Bill is a proven leader, whose experience in payments, product development, and shopping uniquely positions him to take Pinterest to its next phase of growth. It is a testament to the remarkable vision and leadership of Ben that we are able to welcome Bill, who shares similar values. The Board and I look forward to working with them both to accelerate Pinterest’s strategy of bringing everyone the inspiration to create the life they love.”

“There’s no better time to join Pinterest,” said Ready. “I have long admired the brand and platform that Ben and the Pinterest team have created and everything the Company stands for. I am excited to build on that foundation to further scale the Company’s ecosystem and drive increased value for shareholders. Having founded multiple businesses from zero and operated at the scale of billions of users, I have a deep appreciation for what it takes to scale a business like this to the next level. I look forward to working closely with Ben, the Board and the rest of the leadership team to capitalize on the many opportunities ahead and usher in Pinterest’s next chapter of growth and success.”

About Bill Ready

Ready joined Google as President of Commerce in January 2020 and was appointed President of Commerce, Payments and Next Billion Users in April 2021. Prior to Google, Ready served in various senior leadership roles at PayPal, including Executive Vice President and Chief Operating Officer; Senior Vice President, Global Head of Product and Engineering; and Senior Vice President, Global Head of Merchant & NextGen Commerce. Ready also serves as a director on the Board of Directors for Williams-Sonoma and ADP. He holds a Bachelor of Science in Information Systems and Finance from University of Louisville and a Master of Business Administration from Harvard Business School.

About Pinterest

Pinterest is the visual inspiration platform people around the world use to shop products personalized to their taste, find ideas to do offline and discover the most inspiring creators. People have saved more than 300 billion Pins across a range of interests from building a home office to cooking a new recipe and planning a vacation. Headquartered in San Francisco, Pinterest launched in 2010 and has more than 400 million monthly active users worldwide. Available on iOS and Android, and at pinterest.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that involve substantial risks and uncertainties, including, among other things, statements about us, our industry, our growth strategy and our future operational and financial performance. Words such as “believe,” “project,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” or the negative of these words or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including (but not limited to): the COVID-19 pandemic; general economic and political uncertainty and deteriorating global economic conditions; changes in user and creator engagement; our ability to maintain and enhance our brand and reputation; compromises in security; our dependency on online application stores’ and internet search engines’ methodologies and policies; disruptions to or changes in our relationships with third-party login providers; the competitive environment; our ability to scale (including internationally); our ability to generate advertising revenue; risks associated with litigation, government actions and changes to applicable laws and regulations; disruptions to our hosting services and infrastructure; and our ability to attract and retain personnel. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 and other information we file with the Securities and Exchange Commission (the “SEC”), which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this release is as of the date hereof. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

LeMia Jenkins

press@pinterest.com

Investor Relations

Neil Doshi

ir@pinterest.com